Exhibit 99.1

                                    May, 2003

Dear Shareholders,

This letter provides a brief update on our financial performance through the first quarter of 2003 and other news of Wintrust Financial Corporation. Our April 17, 2003 news release of our earnings for the quarter ended March 31, 2003 is also attached for your information.


HIGHLIGHTS FOR FIRST QUARTER OF 2003

We again achieved record earnings this quarter while deposits and assets also increased to record levels. Here is a summary of our financial results and accomplishments for the three months ended March 31, 2003:

..        Net income of $8.3 million for the quarter ended March 31, 2003 increased 30% over the first quarter of 2002. The results for the first quarter of 2002 included pretax income of $1.25 million, or $754,000 after-tax ($0.05 per common diluted share), for a partial settlement related to a non-recurring charge recorded in 2000;

..        On a per share basis, net income totaled $0.45 per diluted common share for the first quarter of 2003, a 13% increase as compared to year ago. The lower growth rate in earnings per share as compared to net income was primarily due to the issuance of 1,362,750 additional shares of common stock in June and July of 2002;

..        Return on average equity was 14.51%;

..        Total assets rose to $3.9 billion as of March 31, 2003, an increase of
         $960 million, or 32%, compared to a year ago;

..        Total deposits were $3.3 billion at the end of the first quarter 2003, an increase of $853 million, or 35%, compared to a year ago;

..        Total loans grew to $2.6 billion as of March 31, 2003, an increase of
         $461 million, or 21%, compared to a year ago;

..        Our net overhead ratio, a measure of operating efficiency, improved to
         1.21% in the first quarter of 2003 from 1.43% in the prior year quarter;

..        Our asset quality remains strong and very manageable. Non-performing assets as a percent of total assets were 0.34%, an improvement over year ago levels of 0.39%;

..        In January of this year, the Board of Directors approved a semi-annual cash dividend of $0.08 per share of outstanding common stock. The dividend was paid on February 20, 2003 to shareholders of record as of February 6, 2003. This cash dividend, on an annualized basis, represents a 33.3% increase over the per share common stock dividends paid during 2002.

..        In January 2003, we opened our 32nd banking facility--Cary Bank &
         Trust, a branch of Crystal Lake Bank & Trust--in a temporary facility in Cary, Illinois, located in the southeast corner of McHenry County;

..        Also, in April of this year, North Shore Community Bank &
         Trust-Skokie's new main facility with a drive-through was opened. Construction is well under way on Libertyville Bank & Trust's South Libertyville facility with drive-through and Cary Bank & Trust's (a branch of Crystal Lake Bank & Trust) new main facility with drive-through;

..        Plans are on the drawing board for Highland Park Bank & Trust's new permanent facility, North Shore Community Bank & Trust's new branch in Edgebrook/Sauganash, and a new branch facility in West Northbrook for Northbrook Bank & Trust;

..        On February 4, 2003, Wintrust completed the acquisition of Lake Forest
         Capital Management Company, a predominantly large cap growth stock manager, based in Lake Forest, Illinois;


INCOME AND EARNINGS

The first quarter of 2003 was a good one on the revenue side for Wintrust. Net revenue reached $44.3 million, a 27% increase over the first quarter of 2002. Average earning assets grew 32%, or $846 million, over the same period.

Despite the economic uncertainties and the current low interest rate environment, net interest income for the quarter increased by $4.4 million, or 20%, over the first quarter of 2002. Loan growth continued in the first quarter of 2003 with total loans outstanding at March 31, 2003 increasing from December 31, 2002 by $72 million, or 11% on an annualized basis. The net interest margin, on a fully tax equivalent basis, increased to 3.15% for the first quarter of 2003 compared with 3.13% in the fourth quarter of 2002, but declined 33 basis points from in the first quarter of 2002. Despite the pressure on the net interest margin, we believe we are positioned well for future earnings growth. We have positioned the balance sheet so that we should benefit from a rise in interest rates and believe this is a prudent position. Until a rise in rates occurs, we are fortunate that our business strategy provides a solid base to grow the deposit and loan portfolios and this growth in our balance sheet has helped fuel earnings growth despite the lower margins. We also mitigated the net interest margin pressure by realizing income from strong residential real estate lending activity and by using income from the sale of covered call options to augment the reduced net interest income. We actively monitor the relationships between growth, net interest income and other income to assist us in our goal of earnings growth in a tough interest rate environment.

Non-interest income increased by 39% to $17.7 million for the first quarter of 2003 versus the same period in 2002. This was primarily due to: fees on mortgage loans increasing $2.6 million (128%), wealth management fees increasing $1.4 million (30%), gain on sale of premium finance receivables increasing $396,000 (52%), administrative services revenue associated with Tricom increasing $269,000 (33%), fees from covered call option transactions increasing $576,000 (37%), and net securities gains increasing $601,000. Partially offsetting the increased fees on mortgage loans sold were the commissions, included in salaries and employee benefits expense, paid to the mortgage originators. This increased $697,000 over the first quarter of 2002.

Non-interest expenses totaled $28.9 million for the first quarter of 2003 representing an increase of 27% over a year ago. These increases are attributable to the general growth of the Company's balance sheet, the addition of Wayne Hummer Investments, Wayne Hummer Asset Management Company, and Lake Forest Capital Management and costs associated with supporting our additional fee revenue and balance sheet growth.



PERFORMANCE VERSUS GOALS

At Wintrust, we set aggressive goals and evaluate our performance versus those goals. We have consistently updated you on our results so that we can be accountable to our shareholders. The following table provides you with the recent history of our performance measures.


                                                                      Quarter Ended
                                              ----------------------------------------------------------
                                              Mar. 31,      Dec. 31,    Sept. 30   June 30,     Mar. 31,
                                    Goal        2003         2002         2002       2002         2002
                                    ----        ----         ----         ----       ----         ----
CORE NET INTEREST MARGIN (1)       4 - 4.5%     3.26%        3.26%        3.42%       3.74%      3.68%

NET OVERHEAD RATIO                 1.5 - 2%     1.21%        1.23%        1.40%       1.63%      1.43% (2)

RETURN ON AVERAGE EQUITY           20 - 25%     14.51%      14.24%       13.68%      14.75%     17.12% (2)

RETURN ON AVERAGE ASSETS             1.5%       0.89%         0.86%       0.85%       0.85%      0.92% (2)

EARNINGS PER DILUTED
   COMMON SHARE                                 $0.45        $0.43       $0.40       $0.37      $0.40 (2)

NON-PERFORMING ASSETS
   AS A PERCENT OF TOTAL ASSETS                 0.34%        0.34%       0.35%       0.37%        0.39%

____________________________
(1) By definition, our Core Net Interest Margin excludes the impact of interest expense associated with the Company's Trust Preferred Securities offerings. The Company utilizes these instruments primarily as capital instruments. Therefore, management finds it useful to view the net interest margin excluding this expense and deems it to be a more accurate view of the operational net interest margin of the Company.
(2) Performance statistics were favorably impacted by pre-tax income of $1.25 million, or $754,000 after-tax ($0.05 per diluted common share), for a partial settlement related to a non-recurring charge recorded in 2000. Diluted earnings per share would have been $0.35 excluding this income.


WAYNE HUMMER COMPANIES UPDATE

We continue to make good progress with the integration of the Wayne Hummer Companies (WHC) into Wintrust Financial Corporation. Here is a summary of the progress we've made since the beginning of the year:

..        In March 2003 we promoted James F. Duca, II to the newly created position of Director of Wealth Management for Wintrust. In this capacity Mr. Duca will oversee and be responsible for all of Wintrust's wealth management companies, including Wayne Hummer Investments, Wayne Hummer Trust Company, Wayne Hummer Asset Management Company (along with its Lake Forest Capital

         Management Division), Focused Investments and the Wayne Hummer family of mutual funds. The CEO's of each of these companies will report directly to him. Mr. Duca, who joined Wintrust in December 2001, will continue in his current positions as President & CEO of Wayne Hummer Trust Company and Wayne Hummer Asset Management Company;

..        In April 2003 we announced the addition of Thomas M. McDonald as
         President and CEO of Wayne Hummer Investments, LLC. Mr. McDonald succeeds Raymond L. Kratzer, who will remain with the firm as Senior Managing Director. Mr. McDonald joins Wayne Hummer from McDonald Investments, where he served as Managing Director and National Sales Manager, over-seeing 60 retail offices with responsibility for over 700 registered investment professionals. As Wayne Hummer expands its resources and capabilities, his leadership and experience in recruiting quality investment professionals, combined with Ray Kratzer's continued involvement with our firm, will allow us to expand our capabilities, while remaining loyal to the tradition of service that our clients associate with the Wayne Hummer name;

..        In April we introduced our new Wayne Hummer kiosks that will be located in the first floor lobbies of most of our banks. These kiosks will be silent sales representatives for Wayne Hummer and each one will contain Wayne Hummer branding, a listing of our products and services, space for seminar announcements, our new Wayne Hummer brochures, recent Wayne Hummer Market Letters, other printed materials, and information on how to contact a Wayne Hummer Investment Executive for service; and

..        As of the first quarter, we have now placed a total of three brokers into our bank locations--Hinsdale, West Lake Forest, and Lake Forest. We have begun local marketing programs to promote awareness and generate new business.

With an active recruiting program underway, we expect to have Wayne Hummer brokers in all our key bank locations in 2003. This is a significant growth opportunity for us--as these new brokers bring with them a portion of their current book of business and begin to offer these new services to our bank customer base.


ANNUAL MEETING

The 2003 Annual Meeting of Shareholders will be held on Thursday, May 22, 2003 at 10:00 a.m. at the Michigan Shores Club at 911 Michigan Avenue in Wilmette, Illinois. You should have already received your 2002 Annual Report to Shareholders and proxy statement. If you have not done so already, please return the proxy card or vote via the telephone or the Internet. We hope to see you at our annual meeting. We look forward to providing you with additional details about our results and presenting you with our strategy for the future.

SUMMARY

In summary, we are very pleased with the continued growth in earnings and assets in the first quarter. We are grateful for your support of our organization and are enthusiastic about making the year 2003 another good year in terms of growth in earnings and assets.

                                            Yours truly,





John S. Lillard               Edward J. Wehmer               David A. Dykstra
   Chairman                   President & CEO                  Sr. EVP & COO




This press release contains forward-looking statements related to the Company's financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the Wayne Hummer Companies with our Banks, unforeseen difficulties in integrating the recent acquisition of Lake Forest Capital Management with the Wayne Hummer Companies, the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

1

                         WINTRUST FINANCIAL CORPORATION
                727 North Bank Lane, Lake Forest, Illinois 60045


NEWS RELEASE
FOR IMMEDIATE RELEASE                                             April 17, 2003

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com


                     WINTRUST FINANCIAL CORPORATION REPORTS
                     --------------------------------------
                     RECORD EARNINGS FOR THE FIRST QUARTER;
                     --------------------------------------
                        FIRST QUARTER NET EARNINGS UP 30%
                        ---------------------------------


         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) announced record net income of $8.3 million for the quarter ended March 31, 2003, an increase of $1.9 million, or 30%, over the $6.4 million recorded in the first quarter of 2002. On a per share basis, net income for the first quarter of 2003 totaled $0.45 per diluted common share, a $0.05 per share, or 13%, increase as compared to the 2002 first quarter total of $0.40 per diluted common share. The results for the first quarter of 2002 included pretax income of $1.25 million, or $754,000 after-tax ($0.05 per common diluted share), for a partial settlement related to a non-recurring charge recorded in 2000. The lower growth rate in the earnings per share as compared to net income was primarily due to the issuance of 1,362,750 additional shares of common stock in June and July of 2002. The return on average equity for the first quarter of 2003 stood at 14.51%.

         "We are pleased with the results and growth of the Company as we continue to address and meet the challenges of the current economic cycle," commented Edward J. Wehmer, President and Chief Executive Officer. "In the first quarter we continued to devote significant efforts to our wealth management businesses."

         Mr. Wehmer added, "We successfully completed the acquisition of Lake Forest Capital Management Company in February, named James F. Duca, II as Director of Wealth Management, announced the addition of Thomas M. McDonald as President and CEO of Wayne Hummer Investments, LLC and added to our stable of experienced customer-oriented brokerage representatives, all aimed at growing this important business segment. We remain comfortable with the existing range of the analysts' earnings estimate for 2003 of $1.75 to $1.90 per share."

         Key operating measures for Wintrust in 2003, as compared to the prior year, are shown in the table below:


                                                     QUARTER          Quarter
                                                      ENDED            Ended                   % or
                                                     MARCH 31,        March 31,            basis point (bp)
(Dollars in thousands, except per share data)          2003             2002                   Change
---------------------------------------------        ---------        ---------            ----------------
Net income                                          $    8,263      $    6,362                   30%
Net income per common share - Diluted               $     0.45      $     0.40                   13%

Net revenue (1)                                     $   44,347      $   34,920                   27%
Net interest income                                 $   26,604      $   22,168                   20%

Net interest margin (4)                                   3.15%           3.48%                  (33)bp
Core net interest margin (2) (4)                          3.26%           3.68%                  (42)bp
Net overhead ratio (3)                                    1.21%           1.43%                  (22)bp
Return on average assets                                  0.89%           0.92%                   (3)bp
Return on average equity                                 14.51%          17.12%                  (261)bp

At end of period
Total assets                                        $3,914,995      $2,955,153                   32%
Total loans                                         $2,628,480      $2,167,550                   21%
Total deposits                                      $3,270,295      $2,417,315                   35%

Book value per common share                         $    13.75      $    10.41                   32%
Market price per common share                       $    28.60      $    22.97                   25%
Common shares outstanding                           17,371,140      15,711,641                   11%
-----------------------------------------------------------------------------------------------------------

(1)  Net revenue includes net interest income and non-interest income.
(2) Core net interest margin excludes interest expense associated with Wintrust's Long-term Debt - Trust Preferred Securities.
(3) The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's total average assets. A lower ratio indicates a higher degree of efficiency.
(4) See "Supplemental Financial Measures/Ratios" for additional information on this performance measure/ratio.

         On February 20, 2002, Wintrust completed its acquisition of Wayne Hummer Investments, LLC (including its wholly owned subsidiary, Focused Investments LLC) and Wayne Hummer Asset Management Company (collectively, the "Wayne Hummer Companies"). Accounted for as a purchase, the Wayne Hummer Companies results of operations are included only since the effective date of acquisition (February 1, 2002) in Wintrust's results. As of March 31, 2003, we have migrated approximately $252 million of customers' funds from the money market mutual fund managed by Wayne Hummer Asset Management Company into insured bank deposits of the Wintrust banks. The introduction of bank and trust products to customers of the Wayne Hummer Companies continues, as well as the referral of banking customers to Wayne Hummer's brokerage operation. We now are actively pursuing the placement of brokerage representatives into the markets served by Wintrust banks.

         On February 4, 2003, Wintrust completed the acquisition of Lake Forest Capital Management Company based in Lake Forest, Illinois. Lake Forest Capital Management will retain its name and has been merged into and will operate as a separate division of Wayne Hummer Asset Management Company, Wintrust's existing asset management subsidiary. Accounted for as a purchase, Lake Forest Capital Management Company's results of operations are included only since the effective date of acquisition (February 1, 2003) in Wintrust's 2003 results. The acquisition of Lake Forest Capital Management Company will further expand our wealth management business in the Chicago metropolitan area.

         The Company's first quarter 2003 results of operations include three months revenue and expenses attributable to the Wayne Hummer Companies and two months revenue and expenses attributable to Lake Forest Capital Management Company while the first quarter of 2002 includes only two months revenue and expenses from the Wayne Hummer Companies and no revenue and expenses from Lake Forest Capital Management Company.

         Total assets rose to $3.9 billion at March 31, 2003, an increase of $960 million, or 32%, compared to $3.0 billion a year ago. Total deposits as of March 31, 2003 were $3.3 billion, an increase of $853 million, or 35%, as compared to $2.4 billion at March 31, 2002. Total loans grew to $2.6 billion as of March 31, 2003, a $461 million, or 21%, increase over the $2.2 billion of a year ago.

         For the first quarter of 2003, net interest income totaled $26.6 million, increasing $4.4 million, or 20%, compared to the first quarter of 2002. Average earning assets grew $846 million over the first quarter of 2002, a 32% increase. Despite the first quarter's economic uncertainties and the current low interest rate environment, net interest income in the quarter increased by $476,000, or 2%, over the fourth quarter of 2002. Loan growth continued in the first quarter of 2003, despite higher levels of refinancing, with total loans outstanding at March 31, 2003 increasing from December 31, 2002 by $72 million, or 11% on an annualized basis. The net interest margin for the first quarter of 2003 increased to 3.15% compared with 3.13% in the fourth quarter of 2002, but down 33 basis points from the 3.48% recorded in the first quarter of 2002. Net interest margin pressure over the last 12 months was mitigated by increases in fees on mortgage loans sold and fees from covered call option transactions.

         Non-interest income totaled $17.7 million for the first quarter of 2003, increasing $5.0 million, or 39%, over the same period in 2002. Fees on mortgage loans increased $2.6 million or 128%, wealth management fees increased $1.4 million or 30%, gain on sale of premium finance receivables increased $396,000 or 52%, administrative services revenue associated with Tricom increased $269,000 or 33%, fees from covered call option transactions increased $576,000 or 37% and net securities gains increased $601,000. Partially offsetting the increased fees on mortgage loans sold were the commissions, included in salaries and employee benefits expense, paid to the mortgage originators, increasing $697,000 over the first quarter of 2002.

         Non-interest expense totaled $28.9 million for the first quarter of 2003, increasing $6.2 million, or 27%, over the first quarter of 2002. The growth in non-interest expense is attributable to increases in salaries and benefits and operating costs as a result of continued growth and expansion of the banking franchise (including the commissions paid to mortgage originators described above and other costs related to increased mortgage loan activities), normal annual increases in salaries, increased costs of employee benefits and the growth of the wealth management business. The net overhead ratio for the first quarter of 2003 improved to 1.21% from 1.43% in the same period last year.

         Non-performing assets totaled $13.4 million, minimally increasing over both the $11.6 million at March 31, 2002 and the $12.6 million at December 31, 2002. The increase in non-performing assets from year-end is attributable to a $908,000 increase in other real estate owned. Non-performing assets were 0.34% of total assets, at March 31, 2003. This ratio improved when compared to 0.39% at March 31, 2002 and remained level with the 0.34% at December 31, 2002. The level of non-performing assets remains low and manageable.

         Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market(R). Its seven suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company and Northbrook Bank & Trust Company. The banks also operate facilities in Lake Bluff, Highland Park, Hoffman Estates, Highwood, Glencoe, Winnetka, Clarendon Hills, Western Springs, Skokie, Wauconda, Cary, McHenry and Riverside, Illinois. Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Tricom, Inc. of Milwaukee provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies' four proprietary mutual funds. Wintrust Information Technology Services Company provides information technology support, item capture, and statement preparation and lockbox services to the Wintrust subsidiaries.

         Currently, Wintrust operates a total of 32 banking offices and is in the process of constructing several additional branch facilities. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.
                                      # # #

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

                                                                                  THREE MONTHS ENDED
                                                                                      MARCH 31,
                                                               -------------------------------------------------------
  (Dollars in thousands, except per share data)                             2003                             2002
  -------------------------------------------------------------------------------------------     --------------------
  SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
  Total assets                                                              $3,914,995                      $2,955,153
  Total loans                                                                2,628,480                       2,167,550
  Total deposits                                                             3,270,295                       2,417,315
  Long-term debt - trust preferred securities                                   51,004                          51,050
  Total shareholders' equity                                                   238,905                         163,521
                                                                            ----------                      ----------
  SELECTED STATEMENTS OF INCOME DATA:
  Net interest income                                                       $   26,604                      $   22,168
  Net revenue (1)                                                               44,347                          34,920
  Income before taxes                                                           12,795                           9,893
  Net income                                                                     8,263                           6,362
  Net income per common share - Basic                                             0.48                            0.42
  Net income per common share - Diluted                                           0.45                            0.40
                                                                            ----------                      ----------
  SELECTED FINANCIAL RATIOS AND OTHER DATA:
  Performance Ratios:
  Net interest margin (5)                                                         3.15%                           3.48%
  Core net interest margin (2) (5)                                                3.26                            3.68
  Non-interest income to average assets                                           1.92                            1.84
  Non-interest expense to average assets                                          3.12                            3.28
  Net overhead ratio (3)                                                          1.21                            1.43
  Efficiency ratio (4) (5)                                                       65.46                           64.17
  Return on average assets                                                        0.89                            0.92
  Return on average equity                                                       14.51                           17.12

  Average total assets                                                      $3,757,564                      $2,805,594
  Average total shareholders' equity                                           230,928                         150,743
  Average loans to average deposits ratio                                         85.5%                           89.8%
                                                                            ----------                      ----------
  Common Share Data at end of period:
  Market price per common share                                             $    28.60                     $     22.97
  Book value per common share                                               $    13.75                     $     10.41
  Common shares outstanding                                                 17,371,140                      15,711,641

  Other Data at end of period:
  Allowance for loan losses                                                 $   19,773                     $    14,697
  Non-performing assets                                                     $   13,405                     $    11,576
  Allowance for loan losses to total loans                                        0.75%                           0.68%
  Non-performing assets to total assets                                           0.34%                           0.39%
  Number of:
    Bank subsidiaries                                                                7                               7
    Non-bank subsidiaries                                                            7                               7
    Banking offices                                                                 32                              30
                                                                            ----------                      ----------

--------------------------------------------
  (1) Net revenue includes net interest income and non-interest income.
  (2) The core net interest margin excludes interest expense associated with Wintrust's Long-term Debt - Trust Preferred Securities.
  (3) The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's total average assets. A lower ratio indicates a higher degree of efficiency
  (4) The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.
  (5) See "Supplemental Financial Measure/Ratios" for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION


                                                               (UNAUDITED)                                  (Unaudited)
                                                                MARCH 31,            December 31,            March 31,
  (In thousands)                                                  2003                   2002                  2002
  --------------                                                  ----                   ----                  ----
  ASSETS
  Cash and due from banks                                            $78,858              $105,671                $55,793
  Federal funds sold and securities purchased under
     resale agreements                                               331,640               151,251                 97,287
  Interest bearing deposits with banks                                 4,870                 4,418                  1,028
  Available-for-sale securities, at fair value                       504,190               547,679                365,540
  Trading account securities                                           5,777                 5,558                  5,298
  Brokerage customer receivables                                      35,405                37,592                 64,765
  Mortgage loans held-for-sale                                        96,350                90,446                 31,723
  Loans, net of unearned income                                    2,628,480             2,556,086              2,167,550
      Less: Allowance for loan losses                                 19,773                18,390                 14,697
                                                                  ----------            ----------             ----------
      Net loans                                                    2,608,707             2,537,696              2,152,853
  Premises and equipment, net                                        121,068               118,961                104,780
  Accrued interest receivable and other assets                        95,939                95,852                 50,059
  Goodwill                                                            29,515                25,266                 25,935
  Other intangible assets                                              2,676                 1,165                     92
                                                                  ----------            ----------             ----------
      Total assets                                                $3,914,995            $3,721,555             $2,955,153
                                                                  ----------            ----------             ----------


  LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits:
    Non-interest bearing                                            $313,207              $305,540               $242,966
    Interest bearing                                               2,957,088             2,783,584              2,174,349
                                                                  ----------            ----------             ----------
      Total  deposits                                              3,270,295             3,089,124              2,417,315

  Notes payable                                                       46,975                44,025                 66,125
  Federal Home Loan Bank advances                                    140,000               140,000                 90,000
  Subordinated note                                                   25,000                25,000                     --
  Other borrowings                                                    41,668                46,708                113,624
  Long-term debt - trust preferred securities                         51,004                50,894                 51,050
  Accrued interest payable and other liabilities                     101,148                98,802                 53,518
                                                                  ----------            ----------             ----------
      Total liabilities                                            3,676,090             3,494,553              2,791,632
                                                                  ----------            ----------             ----------

  Shareholders' equity:
    Preferred stock                                                       --                    --                     --
    Common stock                                                      17,371                17,216                 15,712
    Surplus                                                          157,499               153,614                116,201
    Common stock warrants                                              1,031                    81                     98
    Retained earnings                                                 63,842                56,967                 36,482
    Accumulated other comprehensive loss                                (838)                 (876)                (4,972)
                                                                  ----------            ----------             ----------
      Total shareholders' equity                                     238,905               227,002                163,521
                                                                  ----------            ----------             ----------
      Total liabilities and shareholders' equity                  $3,914,995            $3,721,555             $2,955,153
                                                                  ==========            ==========             ==========

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

                                                                                              THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                 ----------------------------------------------
                                                                                          (UNAUDITED)            (Unaudited)
  (In thousands, except per share data)                                                      2003                   2002
  -------------------------------------                                                      ----                   ----
  INTEREST INCOME
    Interest and fees on loans                                                                 $40,591               $36,661
    Interest bearing deposits with banks                                                            29                     3
    Federal funds sold and securities purchased under resale agreements                            389                   293
    Securities                                                                                   5,835                 4,500
    Trading account securities                                                                      38                    24
    Brokerage customer receivables                                                                 357                   490
                                                                                               -------               -------
     Total interest income                                                                      47,239                41,971
                                                                                               -------               -------
  INTEREST EXPENSE
    Interest on deposits                                                                        17,102                16,675
    Interest on Federal Home Loan Bank advances                                                  1,457                   897
    Interest on subordinated note                                                                  444                    --
    Interest on notes payable and other borrowings                                                 704                   943
    Interest on long-term debt - trust preferred securities                                        928                 1,288
                                                                                               -------               -------
     Total interest expense                                                                     20,635                19,803
                                                                                               -------               -------
  NET INTEREST INCOME                                                                           26,604                22,168
  Provision for loan losses                                                                      2,641                 2,348
                                                                                               -------               -------
 Net interest income after provision for loan losses                                            23,963                19,820
                                                                                               -------               -------
  NON-INTEREST INCOME
    Wealth management fees                                                                       5,951                 4,570
    Fees on mortgage loans sold                                                                  4,598                 2,017
    Service charges on deposit accounts                                                            855                   738
    Gain on sale of premium finance receivables                                                  1,162                   766
    Administrative services revenue                                                              1,091                   822
    Net available-for-sale securities gains (losses)                                               386                  (215)
    Other                                                                                        3,700                 4,054
                                                                                               -------               -------
     Total non-interest income                                                                  17,743                12,752
                                                                                               -------               -------
  NON-INTEREST EXPENSE
    Salaries and employee benefits                                                              17,450                13,362
    Equipment expense                                                                            1,842                 1,730
    Occupancy, net                                                                               1,898                 1,544
    Data processing                                                                              1,053                 1,014
    Advertising and marketing                                                                      539                   524
    Professional fees                                                                              782                   611
    Amortization of other intangible assets                                                        139                    17
    Other                                                                                        5,208                 3,877
                                                                                               -------               -------
     Total non-interest expense                                                                 28,911                22,679
                                                                                               -------               -------
  Income before taxes                                                                           12,795                 9,893
  Income tax expense                                                                             4,532                 3,531
                                                                                               -------               -------
  NET INCOME                                                                                    $8,263                $6,362
                                                                                               -------               -------
  NET INCOME PER COMMON SHARE - BASIC                                                            $0.48                 $0.42
                                                                                               -------               -------
  NET INCOME PER COMMON SHARE - DILUTED                                                          $0.45                 $0.40
                                                                                               -------               -------
  CASH DIVIDENDS DECLARED PER COMMON SHARE                                                       $0.08                 $0.06
                                                                                               -------               -------
  Weighted average common shares outstanding                                                    17,308                15,078
  Dilutive potential common shares                                                               1,124                   913
                                                                                               -------               -------
  Average common shares and dilutive common shares                                              18,432                15,991
                                                                                               -------               -------

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

In accordance with new SEC rules required by the Sarbanes-Oxley Act of 2002 regarding the use of financial measures and ratios not calculated in accordance with generally accepted accounting principles ("GAAP"), a reconciliation must be provided that shows these measures and ratios calculated according to GAAP and a statement why management believes these measures and ratios provide a more accurate view of performance.

Certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company's performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company's financial information a more accurate view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company's operating efficiency for comparative purposes. Other financial holding companies may define or calculate these measures and ratios differently. See the table below for supplemental data and the corresponding reconciliation to GAAP financial measures for the three months ended March 31, 2003 and 2002.

Management reviews yields on certain asset categories and the net interest margin of the Company, and its banking subsidiaries, on a fully taxable-equivalent basis ("FTE"). In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a taxable-equivalent basis is also used in the calculation of the Company's efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue.

Management also evaluates the net interest margin excluding the interest expense associated with the Company's Long-term Debt - Trust Preferred Securities ("Core Net Interest Margin".) Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more accurate view of the operational net interest margin of the Company.


                                                                                           QUARTER ENDED MARCH 31,
                                                                               --------------------------------------------
  (Dollars in thousands)                                                                2003                     2002
  ----------------------                                                                ----                     ----
(A) INTEREST INCOME (GAAP)                                                       $         47,239         $        41,971
  Taxable-equivalent adjustment - Loans                                                       141                     188
  Taxable-equivalent adjustment - Liquidity management assets                                  61                      20
                                                                               ---------------------   ---------------------
  Interest income - FTE                                                          $         47,441         $        42,179
(B) INTEREST EXPENSE (GAAP)                                                                20,635                  19,803
                                                                               ---------------------   ---------------------
  Net interest income - FTE                                                      $         26,806         $        22,376
                                                                               ---------------------   ---------------------

(C) NET INTEREST INCOME (GAAP)   (A MINUS B)                                     $         26,604         $        22,168

  Net interest income - FTE                                                      $         26,806         $        22,376
  Add: Interest expense on long-term debt - trust preferred securities                        928                   1,288
                                                                               ---------------------   ---------------------
  Core net interest income - FTE (1)                                             $         27,734         $        23,664
                                                                               ---------------------   ---------------------

(D) NET INTEREST MARGIN (GAAP)                                                               3.13  %                 3.45  %
  Net interest margin - FTE                                                                  3.15  %                 3.48  %
  Core net interest margin - FTE (1)                                                         3.26  %                 3.68  %

(E) EFFICIENCY RATIO (GAAP)                                                                 65.76  %                64.55  %
  Efficiency ratio - FTE                                                                    65.46  %                64.17  %
-----------------------------------------------------------------------------------------------------------------------------

(1) Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME


                                                                                                 % Growth            % Growth
                                                                                                    From                From
                                             MARCH 31,       December 31,       March 31,       December 31,         March 31,
  (Dollars in thousands)                       2003             2002              2002           2002 (1)              2002
  ----------------------                       ----             ----              ----           --------              ----

  BALANCE:
  Commercial and commercial real estate    $  1,314,493     $   1,320,598     $   1,066,326             (1.9)%            23.3%
  Home equity                                   395,056           365,521           287,186             32.8              37.6
  Residential real estate                       135,940           156,213           142,554            (52.6)             (4.6)
  Premium finance receivables                   532,162           461,614           414,330             62.0              28.4
  Indirect auto loans                           169,311           178,234           184,385            (20.3)             (8.2)
  Tricom finance receivables                     24,416            21,048            17,558             64.9              39.1
  Consumer and other loans                       57,102            52,858            55,211             32.6               3.4
                                           ------------     -------------     -------------             ----              ----
    Total loans, net of unearned income    $  2,628,480     $   2,556,086     $   2,167,550             11.5%             21.3%
                                           ------------     -------------     -------------             ----              ----
  MIX:
  Commercial and commercial real estate              50  %             52%               49%
  Home equity                                        15                14                13
  Residential real estate                             5                 6                 7
  Premium finance receivables                        20                18                19
  Indirect auto loans                                 7                 7                 9
  Tricom finance receivables                          1                 1                 1
  Consumer and other loans                            2                 2                 2
                                           ------------     -------------     -------------
    Total loans, net of unearned income             100  %            100%              100%
                                           ------------     -------------     -------------

(1) Annualized based on the number of days in the period.

DEPOSITS
                                                                                                 % Growth            % Growth
                                                                                                    From                From
                                             MARCH 31,       December 31,       March 31,       December 31,         March 31,
  (Dollars in thousands)                       2003             2002              2002           2002 (1)              2002
  ----------------------                       ----             ----              ----           --------              ----

  BALANCE:
   Non-interest bearing                 $    313,207       $     305,540     $      242,966              10.2%            28.9%
   NOW                                       347,938             354,499            290,120               (7.5)           19.9
   NOW-Brokerage customer deposits           252,223             231,700                 --              35.9              N/M
   Money market                              416,698             399,441            368,240              17.5             13.2
   Savings                                   155,228             147,669            133,963              20.8             15.9
   Time certificate of deposits            1,785,001           1,650,275          1,382,026              33.1             29.2
                                           ------------     -------------     -------------             ----              ----
    Total deposits                      $  3,270,295       $   3,089,124     $    2,417,315              23.8%            35.3%
                                           ------------     -------------     -------------             ----              ----
  MIX:
   Non-interest bearing                            9  %               10  %              10%
   NOW                                            11                  11                 12
   NOW-Brokerage customer deposits                 8                   8                 --
   Money market                                   13                  13                 15
   Savings                                         5                   5                  6
   Time certificate of deposits                   54                  53                 57
                                           ------------     -------------     -------------
    Total deposits                               100  %              100  %             100%
                                           ------------     -------------     -------------

(1) Annualized based on the number of days in the period. N/M = Not Meaningful

Previously, Wintrust indicated its strategy to attract funds from the money market mutual fund balances managed by Wayne Hummer Asset Management Company into deposit accounts of the Wintrust affiliate banks. Consistent with reasonable interest rate risk parameters, the funds will generally be invested in loan production of the affiliate banks as well as other investments suitable for banks. As of March 31, 2003, approximately $252 million had migrated into insured bank deposits at the affiliate banks. The migration of additional funds to the affiliate banks is subject to the desire of the customers to make the transition of their funds into FDIC insured bank accounts, capital capacity of the Company and the availability of suitable investments in which to deploy the funds.

NET INTEREST INCOME

The following table presents a summary of Wintrust's net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the three-month periods ended March 31, 2003 and 2002:


                                                        FOR THE QUARTER ENDED                    For the Quarter Ended
                                                            MARCH 31, 2003                           March 31, 2002
                                                            --------------                           --------------
(Dollars in thousands)                             AVERAGE      INTEREST       RATE         Average       Interest      Rate
----------------------                             -------      --------       ----         -------       --------      ----
Liquidity management assets (1) (2) (8)         $      715,338  $     6,314     3.58 %    $      458,922  $     4,816    4.26 %
Other earning assets (3)                                41,221          395     3.89              44,920          514    4.64
Loans, net of unearned income (2) (4) (8)            2,695,146       40,732     6.13           2,101,802       36,849    7.11
                                                --------------  -----------     ----      --------------  -----------    ----
   Total earning assets (8)                     $    3,451,705  $    47,441     5.57 %    $    2,605,644  $    42,179    6.56 %
                                                --------------  -----------     ----      --------------  -----------    ----

Interest-bearing deposits                       $    2,851,643  $    17,102     2.43 %    $    2,097,388  $    16,675    3.22 %
Federal Home Loan Bank advances                        140,000        1,457     4.22              90,000          897    4.04
Notes payable and other borrowings                      92,018          704     3.10             119,698          943    3.20
Subordinated note                                       25,000          444     7.10                  --           --      --
Long-term debt - trust preferred securities             50,894          928     7.29              51,050        1,288   10.09
                                                --------------  -----------     ----      --------------  -----------    ----
   Total interest-bearing liabilities           $    3,159,555  $    20,635     2.65 %    $    2,358,136  $    19,803    3.41 %
                                                --------------  -----------     ----      --------------  -----------    ----

Interest rate spread (5) (8)                                                    2.92 %                                   3.15 %
Net free funds/contribution (6)                 $      292,150                  0.23      $      247,508                 0.33
                                                --------------  -----------     ----      --------------  -----------    ----
Net interest income/Net interest margin (8)                     $    26,806     3.15 %                    $    22,376    3.48 %
                                                                -----------     ----                      -----------    ----
Core net interest margin (7) (8)                                                3.26 %                                   3.68 %
                                                                                ----                                     ----

----------------------------------------------
(1) Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the quarters ended March 31, 2003 and 2002 were $202,000 and $208,000, respectively.
(3) Other earning assets include brokerage customer receivables and trading account securities.
(4) Loans, net of unearned income includes mortgages held for sale and non-accrual loans.
(5) Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6) Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The contribution is based on the rate paid for total interest-bearing liabilities.
(7) The core net interest margin excludes interest expense associated with Wintrust's Long-term Debt - Trust Preferred Securities.
(8) See "Supplemental Financial Measures/Ratios" for additional information on this performance measure/ratio.



Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended March 31, 2003 totaled $26.8 million, an increase of $4.4 million, or 20%, as compared to the $22.4 million recorded in the same quarter of 2002. Average loans in the first quarter of 2003 increased $593 million, or 28%, over the first quarter of 2002.


Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the first quarter of 2003 the net interest margin was 3.15%, a decrease of 33 basis points when compared to the net interest margin of 3.48% in the prior year first quarter. The core net interest margin, which excludes the interest expense related to Wintrust's Long-term Debt - Trust Preferred Securities, was 3.26% for the first quarter of 2003, and decreased 42 basis points when compared to the prior year first quarter's core margin of 3.68%. Wintrust's net interest margin increased slightly when compared to the fourth quarter of 2002.

The yield on total earning assets for the first quarter of 2003 was 5.57% as compared to 6.56% in 2002, a decrease of 99 basis points resulting primarily from the effect of decreases in general market rates on liquidity management assets and loans. The yield on earning assets is heavily dependent on the yield on loans since average loans comprised approximately 78% of total average earning assets. The first quarter 2003 yield on loans was 6.13%, a 98 basis point decrease when compared to the prior year first quarter yield of 7.11%.


The rate paid on interest-bearing liabilities for the first quarter of 2003 was 2.65%, compared to 3.41% in the first quarter of 2002, a decline of 76 basis points. Interest-bearing deposits accounted for 90% of total interest-bearing funding in the first quarter of 2003, compared to 89% in the same period of 2002. The rate paid on interest-bearing deposits averaged 2.43% for the first quarter of 2003 versus 3.22% for the same quarter of 2002, a decrease of 79 basis points.


The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated note and other borrowings, rose to 4.11% in the first quarter of 2003 compared to 3.56% in the first quarter of 2002. The increase in the rate paid on total wholesale funding is primarily attributable to a $25 million subordinated debt agreement with an unaffiliated bank that qualifies as Tier II regulatory capital that was completed in the fourth quarter of 2002. The Company utilizes these borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position, funding at the Wayne Hummer Companies and for general corporate purposes.


NON-INTEREST INCOME

For the first quarter of 2003, non-interest income totaled $17.7 million and increased $5.0 million over the prior year first quarter. All categories of non-interest income increased over the first quarter of 2002. Most notable were increases in fees on mortgage loans sold and wealth management fees. The first quarter of 2002 includes a $1.25 million partial settlement related to a non-recurring charge recorded in 2000. Non-interest income as a percentage of net revenue increased to 40% in the first quarter of 2003, up from 37% in the first quarter of 2002.


Wealth management fees is comprised of the trust and asset management revenue of Wayne Hummer Trust Company (name changed from Wintrust Asset Management Company in May 2002) and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at the Wayne Hummer Companies (including the recently acquired Lake Forest Capital Management Company). The increase in this category, up $1.4 million over the first quarter of 2002, is primarily attributable to the additional month of revenues from the Wayne Hummer Companies included in the 2003 results and the two months of revenue from Lake Forest Capital Management Company. The acquisition of Lake Forest Capital Management Company demonstrates Wintrust's commitment to growing the trust and investment business in order to better service its customers and create a more diversified revenue stream.


Fees on mortgage loans sold include income from originating and selling residential real estate loans into the secondary market. For the quarter ended March 31, 2003, these fees totaled $4.6 million, an increase of $2.6 million, or 128%, from the prior year first quarter and up from the $4.5 million recorded in the fourth quarter of 2002. Although these fees are a continuous source of revenue, these fees continue to benefit from high levels of mortgage origination volumes, particularly refinancing activity caused by the low level of mortgage interest rates. Management anticipates that the levels of refinancing activity may taper off in 2003, barring any further reductions in mortgage interest rates.

Service charges on deposit accounts totaled $855,000 for the first quarter of 2003, an increase of $117,000, or 16%, when compared to the same quarter of 2002. This increase was mainly due to a higher deposit base and a larger number of accounts at the banking subsidiaries. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.


As a result of continued strong loan originations of premium finance receivables, Wintrust sold excess premium finance receivables volume to an unrelated third party financial institution in the first quarter of 2003 and recognized gains of $1.2 million related to this activity, compared with $766,000 of recognized gains in the first quarter of 2002. Wintrust has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the first quarter of 2003, the ratio was approximately 86%. Consistent with Wintrust's strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.


The administrative services revenue contributed by Tricom added $1.1 million to total non-interest income in the first quarter of 2003, an increase of $269,000 from the first quarter of 2002 and an increase of $284,000 from the fourth quarter of 2002. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. The revenue increase in the first quarter of 2003 is attributable to the acquisition of a competitor's customer base in early January 2003. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.


Other non-interest income for the first quarter of 2003 totaled $3.7 million and decreased $354,000, or 9%, from the prior year quarterly total of $4.1 million. The first quarter of 2002 included pretax income of $1.25 million for a partial settlement related to a non-recurring charge recorded in 2000. This was partially offset by a $576,000 increase in premium income from certain covered call option transactions and $410,000 from Bank Owned Life Insurance ("BOLI"). The premium income from the covered call option transactions totaled $2.1 million in the first quarter of 2003 and $1.6 million in the same period of 2002. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company's overall asset/liability management. During the third quarter of 2002, the Company purchased $41.1 million of BOLI. The BOLI policies were purchased to consolidate existing term life insurance contracts of executive officers and to mitigate the mortality risk associated with death benefits provided for in the executives' employment contracts. Adjustments to the cash surrender value of the BOLI policies are recorded as non-interest income.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2003 totaled $28.9 million and increased $6.2 million, or 27%, from the first quarter 2002 total of $22.7 million. All categories of non-interest expense increased over the first quarter of 2002, reflecting the continued growth and expansion of the banks with additional branches, the growth in the premium finance business, the addition of Lake Forest Capital Management in the first quarter of 2003 and a full quarter's operating expenses attributable to the Wayne Hummer Companies.


Salaries and employee benefits totaled $17.4 million for the first quarter of 2003, an increase of $4.0 million, or 31%, as compared to the prior year's first quarter total of $13.4 million. This increase was primarily due to an additional month in the first quarter of 2003 of employee costs associated with the Wayne Hummer Companies, the salary and benefit costs of Lake Forest Capital Management Company, increases in salaries and employee benefit costs as a result of continued growth and expansion of the banking franchise, commissions associated with increased mortgage loan origination activity and normal annual increases in salaries and the employee benefit costs.

The remaining categories of non-interest expense, such as occupancy costs, equipment expense, data processing, advertising and marketing, professional fees and other increased by $2.1 million over the prior year first quarter due to the acquisition of the Wayne Hummer Companies, the acquisition of Lake Forest Capital Management Company and the general growth and expansion of the banks.

ASSET QUALITY

Allowance for Loan Losses
-------------------------
A reconciliation of the activity in the balance of the allowance for loan losses for the three months ended March 31, 2003 and 2002 is shown as follows:


                                                                                        THREE MONTHS ENDED
                                                                                            MARCH 31,
                                                                 -------------------------------------------------------------
(Dollars in thousands)                                                       2003                              2002
----------------------                                                       ----                              ----

BALANCE AT BEGINNING OF PERIOD                                            $   18,390                         $   13,686
PROVISION FOR LOAN LOSSES                                                      2,641                              2,348

CHARGE-OFFS:
------------
   Commercial and commercial real estate loans                                   445                                225
   Home equity loans                                                              --                                 --
   Residential real estate loans                                                  --                                 --
   Consumer and other loans                                                      103                                 76
   Premium finance receivables                                                   673                                867
   Indirect automobile loans                                                     216                                287
   Tricom finance receivables                                                     --                                 --
                                                                          ----------                         ----------
     Total charge-offs                                                         1,437                              1,455
                                                                          ----------                         ----------

RECOVERIES:
-----------
   Commercial and commercial real estate loans                                    43                                 20
   Home equity loans                                                              --                                 --
   Residential real estate loans                                                  --                                 --
   Consumer and other loans                                                       23                                 --
   Premium finance receivables                                                    67                                 63
   Indirect automobile loans                                                      42                                 30
   Tricom finance receivables                                                      4                                  5
                                                                          ----------                         ----------
     Total recoveries                                                            179                                118
                                                                          ----------                         ----------
NET CHARGE-OFFS                                                               (1,258)                            (1,337)
                                                                          ----------                         ----------
BALANCE AT MARCH 31                                                       $   19,773                         $   14,697
                                                                          ----------                         ----------

ANNUALIZED NET CHARGE-OFFS (RECOVERIES) AS A PERCENTAGE OF AVERAGE:
-------------------------------------------------------------------
   Commercial and commercial real estate loans                                  0.13  %                            0.08  %
   Home equity loans                                                              --                                 --
   Residential real estate loans                                                  --                                 --
   Consumer and other loans                                                     0.57                               0.48
   Premium finance receivables                                                  0.45                               0.80
   Indirect automobile loans                                                    0.40                               0.56
   Tricom finance receivables                                                  (0.07)                             (0.11)
                                                                          ----------                         ----------
     Total loans, net of unearned income                                        0.19  %                            0.26  %
                                                                          ----------                         ----------
Net charge-offs as a percentage of the provision
   for loan losses                                                             47.67  %                           56.94  %
                                                                          ----------                         ----------

Loans at March 31                                                         $2,628,480                         $2,167,550
                                                                          ----------                         ----------
Allowance as a percentage of loans at period-end                                0.75  %                            0.68  %
                                                                          ----------                         ----------

Past Due Loans and Non-performing Assets
----------------------------------------
The following table sets forth Wintrust's non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.

                                                                                MARCH 31,        December 31,        March 31,
(Dollars in thousands)                                                            2003               2002               2002
----------------------                                                          ---------        ------------        ---------

PAST DUE GREATER THAN 90 DAYS AND STILL ACCRUING:
  Residential real estate and home equity                                        $    13            $    32           $   136
  Commercial, consumer and other                                                   2,053              3,047               208
  Premium finance receivables                                                      1,574              2,198             1,582
  Indirect automobile loans                                                          399                423               249
  Tricom finance receivables                                                          --                 --               --
                                                                                 -------            -------           -------
     Total past due greater than 90 days and still accruing                        4,039              5,700             2,175
                                                                                 -------            -------           -------

NON-ACCRUAL LOANS:
  Residential real estate and home equity                                            375                711             1,912
  Commercial, consumer and other                                                   2,053              1,132               742
  Premium finance receivables                                                      5,694              4,725             6,277
  Indirect automobile loans                                                          246                254               266
  Tricom finance receivables                                                          14                 20               104
                                                                                 -------            -------           -------
     Total non-accrual                                                             8,382              6,842             9,301
                                                                                 -------            -------           -------

TOTAL NON-PERFORMING LOANS:
  Residential real estate and home equity                                            388                743             2,048
  Commercial, consumer and other                                                   4,106              4,179               950
  Premium finance receivables                                                      7,268              6,923             7,859
  Indirect automobile loans                                                          645                677               515
  Tricom finance receivables                                                          14                 20               104
                                                                                 -------            -------           -------
     Total non-performing loans                                                   12,421             12,542            11,476
                                                                                 -------            -------           -------
OTHER REAL ESTATE OWNED                                                              984                 76               100
                                                                                 -------            -------           -------
TOTAL NON-PERFORMING ASSETS                                                      $13,405            $12,618           $11,576
                                                                                 -------            -------           -------


TOTAL NON-PERFORMING LOANS BY CATEGORY AS A PERCENT OF ITS OWN
  RESPECTIVE CATEGORY:
  Residential real estate and home equity                                           0.07%              0.14%             0.48%
  Commercial, consumer and other                                                    0.30               0.30              0.08
  Premium finance receivables                                                       1.37               1.50              1.90
  Indirect automobile loans                                                         0.38               0.38              0.28
  Tricom finance receivables                                                        0.06               0.10              0.59
                                                                                 -------            -------           -------
     Total non-performing loans                                                     0.47%              0.49%             0.53%
                                                                                 -------            -------           -------

Total non-performing assets as a
   percentage of total assets                                                       0.34%              0.34%             0.39%
                                                                                 -------            -------           -------

Allowance for loan losses as a
   percentage of non-performing loans                                             159.19%            146.63%           128.07%
                                                                                 -------            -------           -------

The provision for loan losses totaled $2.6 million for the first quarter of 2003, an increase of $293,000 from a year earlier. For the quarter ended March 31, 2003 net charge-offs totaled $1.3 million, down $78,000 from the $1.3 million of net charge-offs recorded in the same period of 2002. On a ratio basis annualized net charge-offs as a percentage of average loans decreased to 0.19% in the first quarter of 2003 from 0.26% in the same period in 2002.

Management has actively monitored and pursued methods to reduce the level of delinquencies in the indirect auto and premium finance portfolios. Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon the economy, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

The $908,000 increase in other real estate owned is attributable to possession taken from two customers on several properties that are in the process of being sold. Management does not anticipate any material losses in future periods from the disposition of these properties.

Non-performing Residential Real Estate, Commercial, Consumer and Other Loans

Total non-performing loans for Wintrust's residential real estate, commercial, consumer and other loans were $4.5 million, up from the $3.0 million reported at March 31, 2002, and down from the $4.9 million reported at December 31, 2002. These loans consist primarily of a small number of commercial, residential real estate and home equity loans, which management believes are well secured and in the process of collection. The small number of such non-performing loans allows management to monitor the status of these credits and work with the borrowers to resolve these problems effectively.

Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of March 31, 2003 and 2002, and the amount of net charge-offs for the quarters then ended.


                                                                                 MARCH 31,                March 31,
  (Dollars in thousands)                                                            2003                     2002
  ----------------------                                                         ---------                ---------

 Non-performing premium finance receivables                                       $7,268                   $7,859
    - as a percent of premium finance receivables                                   1.37%                    1.90%

 Net charge-offs of premium finance receivables                                   $  606                   $  804
    - as a percent of premium finance receivables                                   0.45%                    0.80%
-------------------------------------------------                                 ------                   ------



Management continues to see progress in this portfolio and continues to expect the level of non-performing loans related to this portfolio to remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $645,000 at March 31, 2003, increasing from $515,000 at March 31, 2002 and decreasing from $677,000 at December 31, 2002. The ratio of these non-performing loans to total indirect automobile loans stood at 0.38% of total indirect automobile loans at March 31, 2003, 0.28% at March 31, 2002 and 0.38% at December 31, 2002. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect automobile loans has decreased from 0.56% in the first quarter of 2002 to 0.40% in the first quarter of 2003. The level of non-performing and net charge-offs of indirect automobile loans continues to be below standard industry ratios for this type of lending. Due to the impact of the current economic and competitive environment surrounding this type of lending, management continues to de-emphasize, in relation to other loan categories, growth in the indirect automobile loan portfolio. Indirect automobile loans at March 31, 2003 were $169.3 million, down from $178.2 million at December 31, 2002 and $184.4 million at March 31, 2002.


FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Wintrust's financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisition of the Wayne Hummer Companies, unforeseen difficulties in integrating the acquisition of Lake Forest Capital Management with Wintrust, the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.